As filed with the Securities and Exchange Commission on June 13, 2023
Registration No. 333-198725

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

lululemon athletica inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3842867
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1818 Cornwall Avenue
Vancouver, British Columbia
Canada V6J 1C7
(Address of principal executive offices)

lululemon athletica inc. 2014 Equity Incentive Plan
lululemon athletica inc. 2023 Equity Incentive Plan
(Full title of the plan)

Calvin McDonald
Chief Executive Officer
lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, B.C., Canada V6J 1C7
(604) 732-6124
(Name, address and telephone
number, including area code, of agent for service)

With a copy to:

Michael Hutchings
DLA Piper LLP (US)
701 Fifth Avenue, Suite 6900
Seattle, Washington 98104
(206) 839-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☑	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
lululemon athletica inc. (the “Company”) previously filed its registration statement on Form S-8 (File No. 333-198725) with the SEC on September 12, 2014, with respect to the registration of 15,000,000 shares of the Company’s common stock issuable under the Company’s 2014 Equity Incentive Plan (that registration statement, the “Prior Registration Statement” and that plan, the “2014 Plan”).
On June 7, 2023 (the “Approval Date”), the Company’s stockholders approved the lululemon athletica inc. 2023 Equity Incentive Plan (the “2023 Plan”) as a successor to and continuation of the 2014 Plan. Effective as of the Approval Date, the 2014 Plan was terminated, and no additional awards will be made thereunder. Under the terms of the 2023 Plan, if, after March 22, 2023, an outstanding award under the 2014 plan expires, is terminated or canceled without having been exercised or settled in full, or if shares acquired under an award subject to forfeiture or repurchase under the 2014 Plan are forfeited or repurchased by the Company for an amount not greater than the holder’s purchase price, then in each case the shares of common stock allocable to the terminated portion of that award or those forfeited or repurchased shares of common stock will again be available for issuance under the 2023 Plan (those shares, the “Carry Forward Shares”). As of April 10, 2023, a total of 1,416,478 shares of common stock were subject to outstanding awards under the 2014 Plan.
The Company is filing this post-effective amendment to amend the Prior Registration Statement to (1) register the offer and sale of the Carry Forward Shares under the 2023 Plan (as those shares would no longer be issuable under the 2014 Plan), and (2) deregister the shares of common stock previously registered for offer and sale under the 2014 Plan that remained available for future issuance and were not subject to awards under the 2014 Plan that were not outstanding as of April 10, 2023 (those shares, the “Excess Shares”). The Prior Registration Statement will remain in effect as to the 2014 Plan to cover the offer and sale of the shares of common stock issuable upon the exercise or settlement of awards under the 2014 that were outstanding as of April 10, 2023.
No additional securities are being registered by means of this post-effective amendment. The Company is contemporaneously filing a separate registration statement on Form S-8 to register 4,000,000 shares of common stock that were newly authorized for issuance under the 2023 Plan by the Company’s stockholders on the Approval Date.

PART I
INCORPORATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
 As permitted by the rules of the SEC, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2023 Plan, and have been delivered to the participants in the 2014 Plan, as required by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the SEC as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424. These documents and the documents incorporated by reference in this post-effective amendment pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference
Except to the extent that information is deemed furnished and not filed under securities laws and regulations, the Company hereby incorporates by reference in this registration statement the following documents:
(a)    The Company’s annual report on Form 10-K (the “Annual Report”) filed for the fiscal year ended January 29, 2023, filed with the SEC on March 28, 2023;
(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report; and
(c)    The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A, filed with the SEC on April 5, 1999, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of those documents; except that documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC will not be deemed incorporated by reference into this registration statement.
Item 4.     Description of Securities.
Not applicable.
Item 5.     Interests of Named Experts and Counsel.
Not applicable.
Item 6.     Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.
As permitted by the Delaware General Corporation Law, the Company’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law.
The Company’s bylaws provide that it will indemnify any person against expenses (including attorneys’ fees, judgments, fines or amounts paid in settlement) actually and reasonably incurred by that person in any action, suit or proceeding, whether, civil, criminal, administrative or investigative, by reason of the fact that the person was a director, officer, employee or agent of the Company or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful.
The Company’s bylaws also provide that it may pay expenses for its directors and officers in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately be determined that the person is not entitled to be indemnified by the Company as authorized in the bylaws, and authorize the Company to indemnify any of its employees or agents and authorize the Company to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of that person’s action in that capacity, whether or not the Company would have the power to indemnify that person against such liability under the Company’s bylaws, and that the rights conferred in the restated bylaws are not exclusive.
The Company has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification provided in our certificate of incorporation and to provide additional procedural protections. The Company also intends to enter into indemnification agreements with any new directors and executive officers in the future.
The indemnification provisions in the Company’s certificate of incorporation, the Company’s bylaws and the indemnification agreements entered into between the Company and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Company’s directors and executive officers for liabilities arising under the Securities Act.
Item 7.     Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits
See Exhibit Index.
Item 9.    Undertakings.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.
Provided, however, that paragraphs (1)(i) and (1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on June 13, 2023.

LULULEMON ATHLETICA INC.
By:	/s/ MEGHAN FRANK
Meghan Frank Chief Financial Officer

POWER OF ATTORNEY
The officers and directors of lululemon athletica inc. whose signatures appear below constitute and appoint Calvin McDonald and Meghan Frank, each of them acting individually, as their true and lawful attorney and agent, with the full power of substitution, with power to act alone, to sign and execute on behalf of the undersigned this post-effective amendment to registration statement on Form S-8, and any amendment or amendments hereto, and each of the undersigned hereby ratifies and confirms all that the attorney and agent, or that person’s substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this post-effective amendment has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Capacity in Which Signed	Date

/s/ CALVIN MCDONALD	Chief Executive Officer and Director	June 13, 2023
Calvin McDonald	(principal executive officer)

/s/ MEGHAN FRANK	Chief Financial Officer	June 13, 2023
Meghan Frank	(principal financial and accounting officer)

/s/ MARTHA A.M. MORFITT	Director, Chair of the Board	June 13, 2023
Martha A.M. Morfitt

/s/ DAVID M. MUSSAFER	Director, Lead Director	June 13, 2023
David M. Mussafer

/s/ MICHAEL CASEY	Director	June 13, 2023
Michael Casey

/s/ ISABEL MAHE	Director	June 13, 2023
Isabel Mahe

/s/ KATHRYN HENRY	Director	June 13, 2023
Kathryn Henry

/s/ ALISON LOEHNIS	Director	June 13, 2023
Alison Loehnis

/s/ JON MCNEILL	Director	June 13, 2023
Jon McNeill

/s/ GLENN MURPHY	Director	June 13, 2023
Glenn Murphy

/s/ EMILY WHITE	Director	June 13, 2023
Emily White

EXHIBIT INDEX

			Incorporated by Reference
Exhibit No.	Description	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

4.1	Amended and Restated Certificate of Incorporation of lululemon athletica inc.		8-K	3.1	001-33608	08/08/2007

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of lululemon athletica inc.		8-K	3.1	001-33608	07/01/2011

4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation filed July 20, 2017		10-Q	3.1	001-33608	08/30/2018

4.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation filed June 12, 2018		10-Q	3.2	001-33608	08/30/2018

4.5	Bylaws of lululemon athletica inc.		10-K	3.5	001-33608	03/28/2023

4.6	lululemon athletica inc. 2014 Equity Incentive Plan		8-K	10.1	001-33608	06/13/2014

4.7	lululemon athletica inc. 2023 Equity Incentive Plan		S-8	10.1	333-272619	06/13/2023

5.1	Opinion of DLA Piper LLP (US)	X

23.1	Consent of PricewaterhouseCoopers LLP	X

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on signature page)	X